Exhibit 99.01

El Paso Electric

NEWS RELEASE

For Immediate Release	Contact:	Media	Investor Relations
Date: February 28, 2008		Teresa Souza	Steve Busser
		915/543-5823	915/543-5983
Rachelle Williams
915/543-2257

El Paso Electric Announces Fourth Quarter Financial Results

Overview

•

For the fourth quarter 2007, EE reported net income, excluding extraordinary items, of $13.9 million, or $0.31 basic and diluted earnings per share. In the fourth quarter of 2006, EE reported net income, excluding extraordinary items, of $9.7 million or $0.21 basic and diluted earnings per share. Including extraordinary items, in the fourth quarter of 2006 EE reported net income of $15.8 million, or $0.34 basic and diluted earnings per share.

•

For the twelve months ended December 31, 2007, EE reported net income, excluding extraordinary items, of $74.8 million, or $1.64 and $1.63 basic and diluted earnings per share, respectively. Net income excluding extraordinary items for the twelve months ended December 31, 2006 was $61.4 million or $1.29 and $1.27 basic and diluted earnings per share, respectively. Including extraordinary items, for the twelve months ended December 31, 2006 EE reported net income of $67.5 million, or $1.42 and $1.40 basic and diluted earnings per share, respectively.

“We were pleased with the increase in earnings, before extraordinary gains, for both the quarter and year ended December 31, 2007 relative to 2006,” said J. Frank Bates, Interim President and Chief Executive Officer. “The primary factor affecting the growth in earnings was increased kilowatt-hour sales to our customers reflecting both customer growth and increased weather related sales in 2007. Earnings were also positively impacted by an increase in capitalized construction financing costs reflecting a significant increase in new utility investments and a change in accounting for such financing costs beginning in 2007. We were also pleased to see reductions in operation and maintenance expenses at our fossil fuel plants in 2007. However, fossil fuel plant cost savings were more than offset by increased expenses for our share of Palo Verde operation and maintenance costs.”

El Paso Electric — P.O. Box 982 — El Paso, Texas 79960

Earnings Summary

The table and explanations below present the major factors affecting 2007 net income relative to 2006 net income before the consideration of the extraordinary gain in 2006.

	Quarter Ended			Twelve Months Ended
	Pre-Tax Effect	After-Tax Net Income	Basic EPS	Pre-Tax Effect	After-Tax Net Income	Basic EPS
December 31, 2006		$9,758	$0.21		$61,387	$1.29
Changes in:
Retail base revenue	$8,638	5,442	0.12	$18,568	11,698	0.25
Adjustments to income tax accruals	—	3,897	0.09	—	2,442	0.05
AFUDC and capitalized interest	2,565	2,250	0.05	6,990	6,189	0.13
Transmission wheeling revenue	774	488	0.01	(2,400)	(1,512)	(0.03)
Administrative and general	595	375	0.01	5,510	3,471	0.07
Investment and interest income	140	88	—	3,148	1,983	0.04
Off-system sales retained margins	(5,743)	(3,618)	(0.08)	(2,747)	(1,731)	(0.04)
Palo Verde O&M	(5,460)	(3,440)	(0.08)	(11,292)	(7,114)	(0.15)
Fossil fuel plant O&M	(1,662)	(1,047)	(0.02)	5,781	3,642	0.08
2007 New Mexico Stipulation	(681)	(429)	(0.01)	3,134	1,975	0.04
State income tax adjustment	—	—	—	—	(6,174)	(0.13)
New Mexico capacity cost adjustment	—	—	—	(2,079)	(1,310)	(0.03)
Other	—	183	—	—	(193)	—

December 31, 2007		$13,947	0.30		$74,753	1.57

Change in weighted average number of shares			0.01			0.07

December 31, 2007 earnings per share			$0.31			$1.64

Fourth Quarter 2007

Earnings for the quarter ended December 31, 2007 when compared to the same period last year were positively affected by:

•	An 8.3% increase in retail base revenues primarily due to a 4.0% increase in retail kWh sales. The kWh sales increase reflects a 2.2% increase in the average number of retail customers.

•

A reduction in income tax expense reflecting adjustments to income tax accruals related to prior quarters of 2007 and prior years including an adjustment to deferred taxes associated with the accrual of other post-retirement benefits.

•

Increased capitalized interest and AFUDC (allowance for funds used during construction) in 2007 due to the re-application of SFAS No. 71 to our Texas jurisdiction beginning in 2007 and higher balances of construction work in progress and nuclear fuel subject to AFUDC and capitalized interest in 2007.

El Paso Electric — P.O. Box 982 — El Paso, Texas 79960

Earnings for the quarter ended December 31, 2007 when compared to the same period last year were negatively affected by:

•

Decreased off-system sales margins retained in 2007 as a result of decreased energy available for sale in part due to the refueling and replacement of steam generators at Palo Verde Unit 3 and lower margins due to higher costs of energy used to make off-system sales.

•	Increased Palo Verde non-fuel O&M expenses in 2007 due to increased maintenance costs at Unit 3 associated with the replacement of steam generators and increased operating costs at all units.

•	Increased O&M costs at our gas-fired generating plants due to the timing of planned maintenance.

Full Year 2007

Earnings for the twelve months ended December 31, 2007 when compared to the same period last year were positively affected by:

•

A 4.2% increase in retail base revenues in 2007 primarily due to a 3.0% increase in retail kWh sales. KWh sales growth was primarily the result of a 2.4% increase in the average number of retail customers.

•

Increased capitalized interest and AFUDC (allowance for funds used during construction) in 2007 due to the re-application of SFAS No. 71 to our Texas jurisdiction beginning in 2007 and higher balances of construction work in progress and nuclear fuel subject to AFUDC and capitalized interest in 2007.

•	Decreased O&M costs at our gas-fired generating plants due to a reduction of unplanned and planned maintenance in the first three quarters of 2007 compared to 2006.

•	Decreased administrative and general expenses due to an increase in capitalized employee salaries and benefits, decreased workers compensation insurance expense, and a sales tax refund in 2007.

•

Increased investment and interest income due to gains on the sale of securities held in the decommissioning trusts and interest income from the decommissioning trusts, and interest earned on a Texas sales tax refund in 2007 with no comparable activity in 2006.

•

Higher proxy market prices for Palo Verde Unit 3 power sold to our retail customers and the removal of the $0.021 kWh price cap for 10% of New Mexico kWh sales in accordance with the 2007 New Mexico Stipulation.

•

A reduction in income tax expense reflecting adjustments to income tax accruals related to prior years including an adjustment to deferred taxes associated with the accrual of other post-retirement benefits.

Earnings for the twelve months ended December 31, 2007 when compared to the same period last year were negatively affected by:

•	Increased Palo Verde non-fuel O&M expenses in 2007 due to increased operations costs at all three units and increased maintenance costs at Unit 3 associated with the replacement of steam generators.

•

A reduction in income tax expense in 2006 to recognize the change in tax rates resulting from changes in the Texas franchise (income) tax law in May 2006 with no comparable change in tax law in 2007. This adjustment was a non-cash change in the second quarter of 2006 affecting deferred income tax liabilities.

El Paso Electric — P.O. Box 982 — El Paso, Texas 79960

•

Decreased off-system sales margins retained in 2007 due to lower margins per MWh reflecting slightly lower market prices and higher costs of energy used to make off-system sales. The decrease in average margin was partially offset by increased MWh sales from greater availability of Palo Verde power in the first six months of 2007.

•	Decreased transmission wheeling revenues in 2007 as a result of the reduction of transmission wheeling revenues recognized for transmission provided to Tucson Electric Power.

•

A fuel revenue adjustment in 2006 based on a final order of the New Mexico Public Regulation Commission finding that the Company could recover purchased power capacity costs for 2004 and 2005 through its New Mexico fuel adjustment clause with no comparable adjustment in 2007.

Key Earnings Drivers

Historically, our earnings have been largely influenced by base revenues from retail electric customers, operations at Palo Verde, and off-system sales margins.

Retail Non-fuel Base Revenues

Retail non-fuel base revenues increased by $8.6 million, pre-tax, or 8.3% in the fourth quarter of 2007 compared to the same period in 2006. Residential non-fuel base revenues increased by $2.1 million, pre-tax, or 5.5%, small commercial and industrial revenues increased $3.8 million, pretax, or 9.9% and other public authorities revenues increased $3.5 million, pretax, or 21.0% in the fourth quarter of 2007 compared to the same period in 2006. KWh sales to residential, small commercial and industrial customers and other public authorities increased 5.8%, 6.2% and 6.8%, respectively. KWh sales growth was primarily driven by an increase in the average number of customers and residential sales were positively affected by additional cooling degree days due to above average temperatures in October 2007. In the fourth quarter of 2007 the average number of residential customers increased 1.8%, the average number of small commercial and industrial customers increased 6.5% and the average number of other public authorities customers increased 1.0% compared to the fourth quarter of 2006. Revenues in 2007 were also impacted by a small increase in non-fuel base rates in New Mexico, effective in July 2007, and by an increase in revenues from sales to public authorities which reflects the settlement of a rate dispute with a large customer resulting in the elimination of a $1.7 million reserve for rate refund in the fourth quarter of 2007. Non-fuel base revenues from large commercial and industrial customers decreased $0.8 million or 7.4% primarily reflecting a 5.1% decrease in kilowatt-hour sales largely as a result of customers migrating to the small commercial and industrial class.

Retail non-fuel base revenues for the twelve months ended December 31, 2007 increased $18.6 million, pre-tax, or 4.2% due to a 2.4% increase in the average number of retail customers served and colder winter weather in the first quarter of 2007 compared to the same period in 2006. KWh sales to residential customers increased 5.6% in the twelve-month period compared to the same period last year largely as a result of a 2.1% increase in the average number of residential customers served and the colder winter weather in the first quarter of 2007. Heating degree days increased 13.2% while cooling degree days increased 2.2% for the twelve-month period in 2007 compared to the same period last year. Small commercial and industrial non-fuel base revenues increased $6.7 million or 4.2% in the twelve-month period ended December 31, 2007 reflecting an increase in kWh sales of 2.6% and a small increase in non-fuel base rates in New Mexico effective in July 2007. Other public authorities’ non-fuel base revenues increased $4.3 million or 6.3% due to a 3.1% increase in kWh sales along with a small increase in non-fuel base rates in New Mexico and higher rates to a large Texas customer whose contract expired. Large commercial and industrial non-fuel base revenues decreased

El Paso Electric — P.O. Box 982 — El Paso, Texas 79960

$1.4 million or 3.5% primarily due to customers migrating to the small commercial and industrial class.

Palo Verde Operations

We own approximately 633 MW (undivided interest) of generating capacity in the three generating units at the Palo Verde nuclear power station. The operation of Palo Verde not only affects our ability to make off-system sales, but also impacts fuel costs to native load customers and represents a significant portion of our non-fuel operating expenses. Palo Verde operated at a capacity factor of 57.1% in the fourth quarter of 2007 compared to a capacity factor of 74.7% in the same period last year, which was primarily due to the refueling outage and steam generator replacement at Palo Verde Unit 3, an outage which began September 29, 2007. Palo Verde Unit 3 returned to service and reached full capacity January 24, 2008. Palo Verde operated at a capacity factor of 78.5% in the twelve-month period ended December 31, 2007 compared to a capacity factor of 70.4% in the twelve-month period ended December 31, 2006. Generation at Palo Verde increased 11.5% in the twelve months ended December 31, 2007 compared to the same period in 2006 primarily due to increased output from Palo Verde Unit 1 partially offset by the outage to replace the steam generators at Palo Verde Unit 3. Palo Verde Unit 1 operated at a substantially reduced capacity factor during the first quarter of 2006 and did not operate during the second quarter of 2006 while repairs and modifications were made to one of its shutdown cooling lines. Palo Verde Unit 1 reached full capacity on July 16, 2006.

Palo Verde operation and maintenance expenses increased $5.5 million in the fourth quarter of 2007 compared to the fourth quarter of 2006 primarily due to increased maintenance costs at Unit 3 and higher operating costs at all three Palo Verde units. Palo Verde operation and maintenance expense increased $11.3 million for the twelve months ended December 31, 2007 compared to the same period last year reflecting increased operating costs in response to an enhanced inspection regimen imposed by the Nuclear Regulatory Commission (NRC) and the steam generator replacement at Palo Verde Unit 3.

Off-System Sales

We continue to make off-system sales in the wholesale power markets when competitively priced excess power is available from our generating plants and purchased power contracts. The table below shows off-system sales MWh and the pre-tax margins realized and retained by us from these sales for the quarter and twelve month periods ended December 31, 2007 and 2006:

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

MWh sales	490,891	580,151	2,201,294	1,635,407
Total margins (in thousands)	$1,599	$8,603	$19,581	$22,600
Retained margins (in thousands)	$1,201	$6,944	$15,514	$18,261

For the quarter ended December 31, 2007, retained margins from off-system sales decreased approximately $5.7 million, pre-tax, over the corresponding period in 2006 due primarily to higher costs of energy to make off-system sales. The average retained margin per MWh decreased $9.52. Also, in July 2007, we began sharing 25% of New Mexico jurisdiction off-system sales margins with

El Paso Electric — P.O. Box 982 — El Paso, Texas 79960

customers pursuant to a rate settlement (the same percentage margin sharing treatment as Texas). In addition, MWh sold decreased 15% reflecting decreased output from Palo Verde.

For the twelve months ended December 31, 2007, our retained margins decreased approximately $2.7 million, pre-tax, over the corresponding period in 2006 reflecting slightly lower market prices and higher costs of energy used to make off-system sales. The decrease in average margin was partially offset by increased MWh sales. As a result, the average retained margin per MWh decreased $4.12. We had increased energy available for sale in the twelve months of 2007 compared to the same period in 2006 primarily due to the increased energy generated at Palo Verde in the first six months of 2007 compared to the same period in 2006. The table below shows on a per MWh basis, pretax revenues, costs and margins from off-system sales for 2007 and 2006:

Quarter Ended	Average Revenue Per MWh	Average Cost of Energy Per MWh	Average Gross Margin Per MWh

March 31, 2006	$68.99	$49.07	$19.92
June 30, 2006	$48.39	$45.70	$2.69
September 30, 2006	$63.97	$49.48	$14.49
December 31, 2006	$53.38	$38.55	$14.83

March 31, 2007	$54.24	$38.92	$15.32
June 30, 2007	$56.03	$48.61	$7.41
September 30, 2007	$57.61	$50.26	$7.35
December 31, 2007	$58.57	$55.32	$3.26

Capital and Liquidity

At December 31, 2007, common stock equity comprised 49.7% of our permanent capitalization (common stock, long-term debt and the current portion of long-term debt and financing obligations).

Cash flows from operations for the twelve months ended December 31, 2007 decreased to $182.3 million from $218.0 million for the twelve months ended December 31, 2006 due to reduced collections of deferred fuel revenues in 2007. The Company had net collections of deferred fuel revenues of $59.7 million in 2006 compared to $4.9 million in 2007. In Texas, fuel costs including purchased power energy costs are recovered through a fixed fuel factor which may be adjusted twice a year. We record deferred fuel revenues for the under-recovery of fuel costs until they can be recovered from Texas customers. In 2007, we completed the recovery of two fuel surcharges to collect under-recovered fuel costs through November 2005. The first was a twenty-four month surcharge that was completed in September 2007 and the second was a twelve month surcharge that was completed in January 2007. In the twelve-month periods ended December 31, 2007 and December 31, 2006, we collected $22.9 million and $56.9 million of deferred fuel revenues in Texas through the fuel surcharges, increasing our cash flow in those periods. During the twelve-month period ended December 31, 2007, we incurred an additional under-collection of fuel costs of $17.8 million compared to an over-collection of fuel costs of $3.7 million in 2006. At December 31, 2007, we had a total company fuel under-recovery balance of $27.7 million including a fuel under-recovery balance of $29.2 million in Texas offset by a $1.5 million fuel over-recovery balance in New Mexico. We filed a

El Paso Electric — P.O. Box 982 — El Paso, Texas 79960

request with the Public Utility Commission of Texas in January 2008 to institute a fuel surcharge to recover the Texas portion of the under-recovery balance through November 2007 of $27.5 million, plus applicable interest, over a twelve month period beginning March 2008.

During the twelve months ended December 31, 2007, our primary capital requirements were for construction of electric utility plant, purchase of nuclear fuel and the repurchase of common stock. Capital requirements for new electric plant were $144.6 million for the twelve-month period ended December 31, 2007 compared to $103.2 million for the twelve-month period ended December 31, 2006. We financed capital requirements for electric plant and common stock repurchases with cash flows from operations. At December 31, 2007, we had a balance of $5.0 million in cash and cash equivalents. The Company also had a $20 million temporary cash investment in short-term 28 day auction rate debt at December 31, 2007. During January 2008, $16 million of this investment was liquidated.

Our capital requirements for nuclear fuel increased substantially in 2007 as a result of increases in prices for uranium concentrates and an increase in our inventory of nuclear fuel feedstock. We finance our nuclear fuel inventory through a trust that borrows under our $200 million credit facility to acquire and process the nuclear fuel. In 2007, borrowings under the credit facility for nuclear fuel increased $36.8 million to $83.0 million as of December 31, 2007. During 2006 our borrowings for nuclear fuel increased $4.3 million.

During the twelve months ended December 31, 2007, we repurchased 1,344,338 shares of common stock at an aggregate cost of $31.4 million, which completed the 2006 common stock repurchase plan. In November 2007, EE’s Board of Directors authorized the repurchase of up to an additional 2 million shares of the Company’s common stock (the “2007 Plan”). There were no repurchases of common stock in the fourth quarter of 2007. As of December 31, 2007, 2 million shares remain available for repurchase under the currently authorized stock repurchase program.

2008 Earnings Guidance

We have revised our earnings guidance for 2008 to a range of $1.50 to $1.90 per basic share from previous guidance of $1.60 to $1.95 per basic share.

Conference Call

A conference call to discuss fourth quarter 2007 earnings is scheduled for 4 p.m. Eastern Time, February 28, 2008. The dial-in number is 800-621-7762 with a passcode of 2008. The conference leader will be Scott Wilson, Executive Vice President, Chief Financial and Chief Administrative Officer of EE. A replay will run through March 15, 2008. The dial-in number is 866-354-2026 and a passcode is not required for the replay. The conference call and presentation slides will be webcast live on EE’s website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such

El Paso Electric — P.O. Box 982 — El Paso, Texas 79960

forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers; (ii) determinations by regulators that may adversely affect EE’s ability to recover previously incurred fuel costs in rates; (iii) fluctuations in off-system sales margins due to uncertainty in the economy power market and the availability of generating units; (iv) unanticipated increased costs associated with scheduled and unscheduled outages; (v) costs at Palo Verde, including additional costs relating to an enhanced NRC oversight and inspection regimen; (vi) the costs of legal defense and possible judgments which may accrue as the result of ongoing litigation or any regulatory proceeding; (vii) deregulation of the electric utility industry; (viii) reduced wholesale margins; (ix) possible increased costs of compliance with environmental or other laws, regulations and policies; (x) possible income tax and interest payments as a result of audit adjustments proposed by the IRS; (xi) possible warranty obligations attributable to MiraSol Energy Services, a subsidiary of EE; and (xii) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website, www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric — P.O. Box 982 — El Paso, Texas 79960

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Quarter Ended December 31, 2007 and 2006

(In thousands except for per share data)

(Unaudited)

	2007	2006	Variance
Operating revenues, net of energy expenses:
Base revenues	$112,973	$104,362	$8,611	(a)
Off-system sales margins, net of sharing	1,201	6,944	(5,743)
Other	3,138	3,745	(607)

Operating Revenues Net of Energy Expenses	117,312	115,051	2,261

Other Operating Expenses:
Other operations and maintenance	44,699	44,590	109
Palo Verde operations and maintenance	27,695	22,235	5,460
Taxes other than income taxes	11,104	10,769	335
Other income	2,227	3,033	(806)

Earnings Before Interest, Taxes, Depreciation and Amortization	36,041	40,490	(4,449	)(b)

Depreciation and amortization	17,843	17,489	354
Interest on long-term debt	9,553	9,202	351
AFUDC and capitalized interest	4,121	1,556	2,565
Other interest expense	227	83	144

Income Before Income Taxes and Extraordinary Item	12,539	15,272	(2,733)

Income tax expense (benefit)	(1,408)	5,514	(6,922)

Income Before Extraordinary Item	13,947	9,758	4,189
Extraordinary item, net	—	6,063	(6,063)

Net Income	$13,947	$15,821	$(1,874)

Basic Earnings per Share:
Income before extraordinary item	$0.31	$0.21	$0.10
Extraordinary item, net	—	0.13	(0.13)

Net Income	$0.31	$0.34	$(0.03)

Diluted Earnings per Share:
Income before extraordinary item	$0.31	$0.21	$0.10
Extraordinary item, net	—	0.13	(0.13)

Net Income	$0.31	$0.34	$(0.03)

Weighted average number of shares outstanding	45,012	46,414	(1,402)

Weighted average number of shares and dilutive potential shares outstanding	45,364	46,961	(1,597)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $16.0 million and $6.9 million, respectively.
(b)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Twelve Months Ended December 31, 2007 and 2006

(In thousands except for per share data)

(Unaudited)

	2007	2006	Variance
Operating revenues, net of energy expenses:
Base revenues	$466,427	$447,734	$18,693	(a)
Off-system sales margins, net of sharing	15,514	18,261	(2,747)
Other	17,864	20,115	(2,251	)(b)

Operating Revenues Net of Energy Expenses	499,805	486,110	13,695

Other Operating Expenses:
Other operations and maintenance	163,808	173,773	(9,965)
Palo Verde operations and maintenance	89,067	77,775	11,292
Taxes other than income taxes	49,212	50,554	(1,342)
Other income	6,650	3,728	2,922

Earnings Before Interest, Taxes, Depreciation and Amortization	204,368	187,736	16,632	(c)

Depreciation and amortization	69,397	68,446	951
Interest on long-term debt	36,844	35,652	1,192
AFUDC and capitalized interest	11,897	4,907	6,990
Other interest expense	804	1,092	(288)

Income Before Income Taxes and Extraordinary Item	109,220	87,453	21,767

Income tax expense	34,467	26,066	8,401	(d)

Income Before Extraordinary Item	74,753	61,387	13,366
Extraordinary item, net	—	6,063	(6,063)

Net Income	$74,753	$67,450	$7,303

Basic Earnings per Share:
Income before extraordinary item	$1.64	$1.29	$0.35
Extraordinary item, net	—	0.13	(0.13)

Net Income	$1.64	$1.42	$0.22

Diluted Earnings per Share:
Income before extraordinary item	$1.63	$1.27	$0.36
Extraordinary item, net	—	0.13	(0.13)

Net Income	$1.63	$1.40	$0.23

Weighted average number of shares outstanding	45,564	47,664	(2,100)

Weighted average number of shares and dilutive potential shares outstanding	45,928	48,164	(2,236)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $51.5 million and $30.0 million, respectively.
(b)	Other revenues in 2006 include a $2.1 million fuel adjustment to include capacity charges in New Mexico and $3.1 million of disputed transmission revenues from TEP with no comparable amounts in 2007. Other revenues in 2007 reflect higher market prices for Palo Verde Unit 3 power sold to retail customers resulting in a $1.6 million increase in revenues.
(c)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.
(d)	The 2006 income tax expense includes the recognition of a benefit due to a change in deferred income tax liability of $6.2 million resulting from changes in the Texas franchise (income) tax law in May 2006.

El Paso Electric Company and Subsidiary

Cash Flow Summary

Twelve Months Ended December 31, 2007 and 2006

(In thousands and Unaudited)

	2007	2006
Cash flows from operating activities:
Net income	$74,753	$67,450
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	69,397	68,446
Extraordinary item, net	—	(6,063)
Deferred income taxes, net	10,392	19,751
Other	23,875	25,743
Change in working capital items:
Net recovery of deferred fuel revenues	4,886	59,749
Other	(993)	(17,078)

Net cash provided by operating activities	182,310	217,998

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(144,588)	(103,182)
Cash additions to nuclear fuel	(52,400)	(17,602)
Decommissioning trust funds	(10,964)	(8,318)
Other	(20,692)	(2,166)

Net cash used for investing activities	(228,644)	(131,268)

Cash flows from financing activities:
Proceeds from exercise of stock options	4,315	3,140
Acquisition of treasury stock	(31,447)	(62,392)
Nuclear fuel financing obligation	36,775	4,333
Other	1,566	334

Net cash provided by (used for) financing activities	11,209	(54,585)

Net (decrease) increase in cash and temporary investments	(35,125)	32,145

Cash and cash equivalents at beginning of period	40,101	7,956

Cash and cash equivalents at end of period	$4,976	$40,101

Cash interest payments	$34,146	$33,302

El Paso Electric Company and Subsidiary

Quarter Ended December 31, 2007 and 2006

Sales and Revenues Statistics

	2007	2006	Increase (Decrease)
			Amount	Percentage
MWh sales:
Retail:
Residential	497,650	470,346	27,304	5.8%
Commercial and industrial, small	530,765	499,634	31,131	6.2%
Commercial and industrial, large	302,640	318,960	(16,320)	(5.1%)
Sales to public authorities	340,104	318,383	21,721	6.8%

Total retail sales	1,671,159	1,607,323	63,836	4.0%

Wholesale:
Sales for resale	9,155	9,394	(239)	(2.5%)
Off-system sales	490,891	580,151	(89,260)	(15.4%)

Total wholesale sales	500,046	589,545	(89,499)	(15.2%)

Total MWh sales	2,171,205	2,196,868	(25,663)	(1.2%)

Operating revenues (in thousands):
Non-fuel base revenues:
Retail:
Residential	$40,699	$38,571	$2,128	5.5%
Commercial and industrial, small	42,103	38,302	3,801	9.9%
Commercial and industrial, large	9,748	10,525	(777)	(7.4%)
Sales to public authorities	20,065	16,579	3,486	21.0%

Total retail non-fuel base revenues	112,615	103,977	8,638	8.3%
Wholesale:
Sales for resale	358	385	(27)	(7.0%)

Total non-fuel base revenues	112,973	104,362	8,611	8.3%
Fuel revenues:
Recovered from customers during the period (a)	43,573	52,223	(8,650)	(16.6%)
Under (over) collection of fuel	4,950	(5,127)	10,077	—
New Mexico fuel in base rates	15,988	6,852	9,136	—

Total fuel revenues	64,511	53,948	10,563	19.6%

Off-system sales	28,753	30,968	(2,215)	(7.2%)
Other	4,957	4,003	954	23.8%

Total operating revenues	$211,194	$193,281	$17,913	9.3%

Off-system sales (in thousands):
Gross margins	$1,599	$8,603	$(7,004)	(81.4%)
Retained margins	1,201	6,944	(5,743)	(82.7%)

Average number of retail customers:
Residential	316,763	311,271	5,492	1.8%
Commercial and industrial, small	35,058	32,916	2,142	6.5%
Commercial and industrial, large	54	58	(4)	(6.9%)
Sales to public authorities	4,841	4,792	49	1.0%

Total	356,716	349,037	7,679	2.2%

Number of retail customers (end of period):
Residential	317,091	311,923	5,168	1.7%
Commercial and industrial, small	35,147	32,950	2,197	6.7%
Commercial and industrial, large	53	58	(5)	(8.6%)
Sales to public authorities	4,853	4,800	53	1.1%

Total	357,144	349,731	7,413	2.1%

Weather statistics:			10 Yr Average
Heating degree days	911	980	1028
Cooling degree days	151	72	103

(a)	Excludes $13.8 million for 2006 of prior periods deferred fuel revenues recovered through Texas fuel surcharges.

El Paso Electric Company

Quarter Ended December 31, 2007 and 2006

Generation and Purchased Power Statistics

	2007	2006	Increase (Decrease)
			Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	775,078	1,014,062	(238,984)	(23.6%)
Four Corners	204,699	199,459	5,240	2.6%
Gas plants	691,717	585,796	105,921	18.1%

Total generation	1,671,494	1,799,317	(127,823)	(7.1%)
Purchased power	621,299	519,460	101,839	19.6%

Total available energy	2,292,793	2,318,777	(25,984)	(1.1%)
Line losses and Company use	121,588	121,909	(321)	(0.3%)

Total	2,171,205	2,196,868	(25,663)	(1.2%)

Palo Verde capacity factor	57.1%	74.7%	(17.6%)
Four Corners capacity factor	89.1%	86.9%	2.2%

El Paso Electric Company and Subsidiary

Twelve Months Ended December 31, 2007 and 2006

Sales and Revenues Statistics

	2007	2006	Increase (Decrease)
			Amount	Percentage
MWh sales:
Retail:
Residential	2,232,668	2,113,733	118,935	5.6%
Commercial and industrial, small	2,216,428	2,159,599	56,829	2.6%
Commercial and industrial, large	1,195,038	1,204,707	(9,669)	(0.8%)
Sales to public authorities	1,384,380	1,343,129	41,251	3.1%

Total retail sales	7,028,514	6,821,168	207,346	3.0%

Wholesale:
Sales for resale	48,290	45,397	2,893	6.4%
Off-system sales	2,201,294	1,635,407	565,887	34.6%

Total wholesale sales	2,249,584	1,680,804	568,780	33.8%

Total MWh sales	9,278,098	8,501,972	776,126	9.1%

Operating revenues (in thousands):
Non-fuel base revenues:
Retail:
Residential	$184,562	$175,641	$8,921	5.1%
Commercial and industrial, small	168,091	161,359	6,732	4.2%
Commercial and industrial, large	39,092	40,502	(1,410)	(3.5%)
Sales to public authorities	72,763	68,438	4,325	6.3%

Total retail non-fuel base revenues	464,508	445,940	18,568	4.2%
Wholesale:
Sales for resale	1,919	1,794	125	7.0%

Total non-fuel base revenues	466,427	447,734	18,693	4.2%

Fuel revenues:
Recovered from customers during the period (a)	197,383	225,441	(28,058)	(12.4%)
Under (over) collection of fuel	17,828	(3,655)	21,483	—
New Mexico fuel in base rates	51,487	30,033	21,454	71.4%

Total fuel revenues	266,698	251,819	14,879	5.9%

Off-system sales	125,974	95,932	30,042	31.3%
Other	18,328	20,970	(2,642)	(12.6%)

Total operating revenues	$877,427	$816,455	$60,972	7.5%

Off-system sales (in thousands):
Gross margins	$19,581	$22,600	$(3,019)	(13.4%)
Retained margins	15,514	18,261	(2,747)	(15.0%)

Average number of retail customers:
Residential	315,114	308,483	6,631	2.1%
Commercial and industrial, small	34,199	32,591	1,608	4.9%
Commercial and industrial, large	56	58	(2)	(3.4%)
Sales to public authorities	4,834	4,797	37	0.8%

Total	354,203	345,929	8,274	2.4%

Number of retail customers (end of period):
Residential	317,091	311,923	5,168	1.7%
Commercial and industrial, small	35,147	32,950	2,197	6.7%
Commercial and industrial, large	53	58	(5)	(8.6%)
Sales to public authorities	4,853	4,800	53	1.1%

Total	357,144	349,731	7,413	2.1%

			10 Yr Average
Weather statistics
Heating degree days	2,286	2,020	2,329
Cooling degree days	2,512	2,457	2,525

(a)	Excludes $22.9 million and $56.9 million, respectively of prior periods deferred fuel revenues recovered through Texas fuel surcharges.

El Paso Electric Company & Subsidiary

Twelve Months Ended December 31, 2007 and 2006

Generation and Purchased Power Statistics

	2007	2006	Increase (Decrease)
			Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	4,229,915	3,793,728	436,187	11.5%
Four Corners	714,164	827,181	(113,017)	(13.7%)
Gas plants	2,763,016	2,287,097	475,919	20.8%

Total generation	7,707,095	6,908,006	799,089	11.6%
Purchased power	2,188,904	2,208,661	(19,757)	(0.9%)

Total available energy	9,895,999	9,116,667	779,332	8.5%
Line losses and Company use	617,901	614,695	3,206	0.5%

Total	9,278,098	8,501,972	776,126	9.1%

Palo Verde capacity factor	78.5%	70.4%	8.1%
Four Corners capacity factor	78.4%	90.8%	(12.4%)

El Paso Electric Company and Subsidiary

Financial Statistics

At December 31, 2007 and 2006

(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2007	2006
Cash and temporary investments	$24,976	$40,101

Common stock equity (a)	$666,459	$579,675
Long-term debt, net of current portion	590,894	590,865
Financing obligations, net of current portion	64,217	25,265

Total capitalization	$1,321,570	$1,195,805

Current portion of long-term debt and financing obligations	$18,798	$20,975

Number of shares—end of period	45,149,659	45,994,900

Book value per common share	$14.76	$12.60

Common equity ratio	49.7%	47.6%
Debt ratio	50.3%	52.4%

(a)	Includes an adjustment recorded in the first quarter of 2007 to increase Retained Earnings by $1.9 million related to the implementation of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109.”